EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in this Registration Statement of DropCar, Inc.(the Company) on Form S-4 of our report dated June 10, 2019, on our audit of the financial statements of AYRO, Inc. (formerly Austin EV, Inc.) as of and for the year ended December 31, 2018, which report is included in the Form S-4 filed on February 14, 2020. We also consent to the references to our firm under the heading “experts” in the prospectus, which is part of the registration statement.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Denver, CO
February 14, 2020